Contacts:

Martin O'Grady	Amy Brandt
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
Tel: +44 20 3117 1333	Tel: +1 212 764 8210
E: martin.ogrady@belmond.com	E: amy.brandt@belmond.com

BELMOND LTD. ANNOUNCES SHARE REPURCHASE PROGRAM

HAMILTON, BERMUDA - March 23, 2015. Belmond Ltd. (NYSE: BEL) (“Belmond” or the “Company”) today announced that its board of directors has authorized a share repurchase program that enables the Company to purchase up to $75.0 million of its class A common stock.

In recent years, the Company’s capital allocation approach has been to utilize available cash to repay debt and reinvest in its core business. Given the Company’s current leverage profile and liquidity, the Company’s board of directors believes a share repurchase program will be an important additional component of the Company’s ongoing capital allocation strategy.

The Company intends to pay for shares repurchased using available cash and net cash proceeds generated from potential future asset sales. The amount and timing of the Company’s purchases are subject to market conditions, applicable law, the Company’s existing corporate credit agreement and other factors deemed relevant in the Company’s discretion. Shares may be purchased in the open market or in privately negotiated transactions.

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About Belmond Ltd.
Belmond (belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established almost 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 45 hotel, rail and river cruise experiences in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, six luxury tourist trains, including the Venice Simplon-Orient-Express, and three river cruises. Belmond also operates ‘21’, one of New York’s most storied restaurants. Further information on the Company can be found at investor.belmond.com.

Forward-Looking Statements
This news release contains forward-looking statements that involve risks and uncertainties. These statements are based on management’s current expectations, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results, performance and achievements to differ materially from those described in the forward-looking statements. Factors that may cause actual results, performance and achievements to differ from those in the forward-looking statements include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, possible challenges to the Company’s ownership of its brands, the Company’s reliance on technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine and its impact on current and future demand), and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.